Exhibit 3.2

AGREEMENT OF LIMITED PARTNERSHIP

OF

QUICKSILVER PRODUCTION PARTNERS LP

This Agreement of Limited Partnership (this “Agreement”) of Quicksilver Production Partners LP (the “Partnership”) is entered into by and between Quicksilver Resources GP LLC, a Delaware limited liability company, as the general partner (the “General Partner”), and Quicksilver Resources Inc., a Delaware corporation, as a limited partner (the “Initial Limited Partner”).

The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership formed hereby is Quicksilver Production Partners LP.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

5. Partners. The names and the business addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:

Quicksilver Resources GP LLC

801 Cherry Street

Suite 3700, Unit 19

Fort Worth, Texas 76102

Initial Limited Partner:

Quicksilver Resources Inc.

801 Cherry Street

Suite 3700, Unit 19

Fort Worth, Texas 76102

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement to the contrary, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7. Dissolution. The Partnership shall dissolve and its affairs shall be wound up at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act or (c) an entry of a decree of judicial dissolution has occurred under § 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within 90 days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one or more additional general partners of the Partnership.

8. Capital Contributions. The partners of the Partnership have contributed capital to the Partnership in the amounts reflected on the books and records of the Partnership.

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

12. Assignments. (a) The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Initial Limited Partner.

13. Withdrawal. Except to the extent set forth in Section 12, no partner of the Partnership may withdraw from the Partnership.

14. Admission of Additional or Substitute Partners. (a) One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

15. Liability of Limited Partners. The Initial Limited Partner and any additional or substitute limited partners shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 15th day of November, 2011.

QUICKSILVER RESOURCES GP LLC

By: Quicksilver Resources Inc., as sole member

By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer